Exhibit 99.2

YAK Communications USA, Inc. Announces Settlement and Repurchase of its Shares

TORONTO, Mar 6, 2003 (BUSINESS WIRE)—YAK Communications (USA), Inc. (OTCBB:YAKC), a provider of “dial-around” long distance discount services to consumers, today announced it has settled a legal action it had filed against Talk Visual Corporation (“TVC”) in January 2003, in a Florida state court. In connection with the settlement, Yak has agreed to purchase 400,000 shares of its common stock owned by TVC for a price of $2.00 per share. The purchase of these shares reduces TVC’s ownership of currently outstanding common stock from 8.5% to less than 0.1%.

“We are pleased that this matter is now behind us, and believe that the repurchase of the shares is a pro-active step towards increasing shareholder value,” said YAK Communications President and CEO Charles Zwebner.

ABOUT YAK COMMUNICATIONS INC.

YAK Communications (USA), Inc. (OTC Bulletin Board: YAKC) was incorporated in December 1998 in Florida with the objective of providing international long distance discount services to both business and residential customers. Yak Communications specializes in offering these services to consumers by way of a dial-around (in the United States this is commonly known as “10-10”). The Company is a facilities based reseller, which utilizes its own switching systems. Visit www.yak.com.

Statements contained in this news release not strictly historical are forward looking within the meaning of the safe harbor clause of the Private Securities Litigation Reform Act of 1995. The Company makes these statements based on information available to it as of the date of this News Release and assumes no responsibility to update or revise such forward-looking statements.

Editors and investors are cautioned that forward-looking statements invoke risk and uncertainties that may cause the Company’s actual results to differ materially from such forward-looking statements.

These risks and uncertainties include, without limitation, demand for the Company’s services, competition from larger and/or more experienced telecommunications providers, the Company’s ability to continue to develop its markets, general economic conditions, government regulation, and other factors that may be more fully described in the Company’s literature and periodic filings with the Securities and Exchange Commission.

CONTACT:

News Media Contacts: The Communications Group Inc. David Eisenstadt or Danny Roth, 416/696-9900 deisenstadt@tcgpr.com droth@tcgpr.com	Investor Contact: YAK Communications (USA) Inc. Larry Turel, 954/938-8391 ext. 132 larry@yak.com